EXHIBIT 99.1

CatchMark Second Quarter Revenues Increase 29%; Adjusted EBITDA Up Nearly 220%

ATLANTA - August 14, 2014 - Boosted by the performance of recent acquisitions and strong operating results, CatchMark Timber Trust, Inc. (NYSE: CTT) today announced improved results for the period ended June 30, 2014.

Company highlights for the second quarter include:

•	Generated total revenues of $11.9 million compared to $9.3 million for the second quarter 2013, an increase of 29%.

•
Registered Adjusted EBITDA of $5.0 million compared to $1.6 million for the second quarter 2013, an increase of 219%, and improved net loss to $0.3 million from $2.6 million for the second quarter of 2013.

•	Increased total harvest volume by 40% to 361,000 tons, compared to second quarter 2013.

•	Realized increases in average net prices for pulpwood and sawtimber of 13% and 22%, respectively, compared to second quarter 2013.

•	Acquired 44,322 acres of prime timberlands including 36,320 acres located in Southeast Georgia and East Texas (the Waycross-Panola properties).

•	Raised the dividend payout by 14% from $0.11 per share to $0.125 per share to stockholders of record on August 29, 2014 payable on September 15, 2014.

•	Increased available credit capacity by $75 million to fund future growth initiatives.

Jerry Barag, CatchMark’s President and CEO, said: “Our recent acquisitions-particularly Waycross-Panola-are delivering levels of revenue and cash flow well above our initial expectations. We have deliberately focused our acquisitions on well-stocked properties within targeted fiber baskets that can provide superior supply-demand dynamics while employing sustainable harvesting practices across all of our timberlands. The merits of this strategy appear evidenced by the strong operating results we have achieved. Overall, these targeted properties will enhance our long-term harvest volumes, improve our product mix, provide durable earnings, and help grow our dividend. We will continue to pursue accretive acquisitions, focusing on the U.S. South, using proceeds from our recent follow-on offering and our available credit capacity.”

Results for Three and Six Months Ended June 30, 2014

Total revenues increased 29% to $11.9 million compared to second quarter 2013 due to a 40% increase in gross timber sales revenue, slightly offset by a decrease in timberland sales revenue of $0.3 million. Approximately 25% of the increase in timber sales revenue was generated from newly acquired properties while 15% was generated from the legacy Mahrt Timberland. Improvements at the Mahrt

Timberland resulted from a revised business strategy to increase harvest volumes, as well as from increases in pricing due to improved markets dynamics and wet weather conditions in the region.

Approximately 78,000 tons of the 103,000-ton increase in harvest volume during the quarter derived from properties acquired in 2014. The newly acquired properties also helped to improve the company’s overall product mix-the harvest mix for second quarter 2014 was 65% pulpwood and 35% sawtimber compared to 73% and 27%, respectively, for the second quarter 2013.

Average net price increases for pulpwood and sawtimber of 13% and 22%, respectively, compared to second quarter 2013 were driven by strong local demand dynamics and unusually wet weather conditions.

Timberland sales during the quarter totaled $1 million in three separate transactions compared to $1.3 million for the second quarter 2013.

Net loss improved to approximately $0.3 million for the three months ended June 30, 2014 compared to a net loss of approximately $2.6 million for the three months ended June 30, 2013.

For the three months ended June 30, 2014, Adjusted EBITDA was $5.0 million, an increase of approximately $3.4 million compared to the three months ended June 30, 2013, primarily due to a $2.5 million increase in net timber sales and a $1.4 million decrease in general and administrative expenses, partially offset by a $0.2 million decrease in net revenue from timberland sales and a $0.2 million increase in forestry management expenses.

For the six months ended June 30, 2014, revenues increased to $20.8 million from $16.6 million for the six months ended June 30, 2013 primarily due to an increase in timber sales revenue of $4.9 million, offset by a decrease in timberland sales revenue of $0.8 million. Net loss decreased to approximately $0.7 million for the six months ended June 30, 2014 from approximately $4.6 million for the six months ended June 30, 2013 as a result of a $3.2 million increase in operating income and a $0.6 million decrease in our interest expense. For the six months ended June 30, 2014, Adjusted EBITDA was approximately $6.9 million, an approximately $4.1 million increase from the six months ended June 30, 2013, primarily due to a $3.9 million increase in net timber sales and a $1.0 million decrease in general and administrative expenses, offset by a $0.7 million decrease in net revenue from timberland sales and a $0.3 million increase in forestry management expenses.

Update on Acquisition Activity

While CatchMark did not enter into any new acquisition agreements during the second quarter, the company actively expanded its pipeline of prospective acquisitions to more than $500 million and executed two separate agreements (Oglethorpe and Satilla River) in early July to purchase $106 million of high-quality timberlands-these acquisitions are expected to further increase earnings and cash flow following their completion, expected during the third quarter. Last month’s completion of a follow-on offering provided net proceeds before other offering costs of approximately $160 million, which will be used to fund future timberland acquisitions in conjunction with available borrowing capacity from the company’s multi-draw term credit facility.

During 2014, CatchMark has acquired or entered into agreements to acquire approximately 100,000 acres of timberlands, representing a 36% increase in its total acreage relative to year-end 2013. In the aggregate, these acquisitions, assuming completion of the Oglethorpe and Satilla River transactions, are expected to increase CatchMark’s annual harvest volumes over the next decade by approximately 440,000 to 480,000 tons.

Willis J. Potts, Jr., CatchMark’s Chairman of the Board, said: “Management continues to execute successfully on our business strategy to grow through accretive acquisitions and to actively manage our existing assets to provide both current income and attractive long-term returns to our stockholders.”

Changes in Levels of Timberland Activity

	Three Months Ended June 30,		Change
	2014	2013	%
Timber sales volume (tons)
Pulpwood	236,300	187,437	26%
Sawtimber (1)	124,478	70,284	77%
	360,778	257,721	40%
Net timber sales price (per ton)(2)
Pulpwood	$13	$11	13%
Sawtimber	$24	$19	22%

Timberland sales
Gross sales	$1,024,539	$1,309,371
Sales volumes (acres)	547	624
Sales price (per acre)	$1,873	$2,098

	Six Months Ended June 30,		Change
	2014	2013	%
Timber sales volume (tons)
Pulpwood	413,540	314,877	31%
Sawtimber (1)	210,788	142,004	48%
	624,328	456,881	37%
Net timber sales price (per ton)(2)
Pulpwood	$13	$11	17%
Sawtimber	$23	$20	16%

Timberland sales
Gross sales	$1,089,789	$1,853,321
Sales volumes (acres)	576	877
Sales price (per acre)	$1,892	$2,113
(1)    Includes sales of chip-n-saw and sawtimber.

(2)
Prices per ton are rounded to the nearest dollar and shown on a stumpage basis (i.e., net of contract logging and hauling costs) and, as such, the sum of these prices multiplied by the tons sold does not equal timber sales in the accompanying consolidated statements of operations for the three months and six months ended June 30, 2014 and 2013.

Adjusted EBITDA

The discussion below is intended to enhance the reader’s understanding of our operating performance and our ability to satisfy lender requirements. Earnings from Continuing Operations before Interest, Taxes, Depletion, and Amortization (“EBITDA”) is a non-GAAP measure of operating performance. EBITDA is defined by the SEC; however, we have excluded certain other expenses due to their non-cash nature, and we refer to this measure as Adjusted EBITDA. As such, our Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and should not be viewed as an alternative to net income as a measurement of our operating performance. Due to significant amount of timber assets subject to depletion and significant amount of financing subject to interest and amortization expense, management considers Adjusted EBITDA to be an important measure of our financial condition and performance. Our credit agreements contains a minimum debt service coverage ratio based, in part, on Adjusted EBITDA since this measure is representative of adjusted income available for interest payments.

Our reconciliation of net loss to Adjusted EBITDA for the three and six months ended June 30, 2014 and 2013 follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net loss	$(349,401)	$(2,563,923)	$(737,461)	$(4,550,657)
Add:
Depletion	3,729,522	2,247,904	5,533,054	4,293,257
Basis of timberland sold	706,338	876,643	744,325	1,213,643
Amortization (1)	129,917	123,356	225,675	238,262
Stock-based compensation expense	96,277	—	179,274	—
Unrealized gain on interest rate swaps that do not qualify for hedge accounting treatment	—	—	—	(128,934)
Interest expense (1)	676,963	881,024	987,085	1,742,766
Adjusted EBITDA	$4,989,616	$1,565,004	$6,931,952	$2,808,337

(1)
For the purpose of the above reconciliation, amortization includes amortization of deferred financing costs, amortization of intangible lease assets, and amortization of mainline road costs, which are included in either interest expense, land rent expense, or other operating expenses in the accompanying consolidated statements of operations.

Conference Call

CatchMark will host a conference call and live webcast at 10 a.m. EDT on Friday, August 15, 2014 to discuss these results.

Investors may listen to the conference call by dialing 1-888-510-1786 for U.S/Canada and 1-719-457-2664 for international callers. Participants will be asked to provide conference I.D. number 8730107. Access to the live webcast will be available at www.catchmark.com. A replay of this webcast will be archived on the company’s website shortly after the call.

About CatchMark

Headquartered in Atlanta, CatchMark Timber Trust, Inc. is a self-administered and self-managed publicly traded REIT that began operations in 2007 and owns interests in approximately 320,400 acres* of timberland located in Georgia, Alabama and Texas. Listed on the NYSE (CTT), CatchMark provides institutions and individuals an opportunity to invest in a public company focused exclusively on timberland ownership with an objective of producing stockholder returns from sustainably recurring harvests.  For more information, visit www.catchmark.com.

* As of June 30, 2014.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Forward-looking statements in this press release include, but are not limited to, guidance about the Company’s pipeline of potential acquisitions, the potential impact of timberlands under contract on the Company’s earnings, cash flow and harvest volumes, our future harvest mix, the expected closing of our $9 million land sale and our ability to complete additional land sales. Readers of this press release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this press release. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions in Alabama, Georgia, and Texas where our timberlands are located, changes in timber prices and the impact on our revenues, changes in the supply of timberlands available for acquisition that meet our investment criteria, our ability to access external sources of capital and the impact that potential increases in interest rates could have on our business, and industry trends. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
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Contacts
Investors:                                                              Media:
Brian Davis                                                             Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794                                                       (203) 268-0158
info@catchmark.com                                            marybeth@millerryanllc.com